Exhibit 99.1

DREAMWORKS ANIMATION DELIVERS SOLID SECOND QUARTER 2015

RESULTS WITH REVENUES INCREASING 40% to $171 MILLION AND TOTAL SEGMENT

GROSS PROFIT IMPROVING 74% to $61 MILLION VERSUS LAST YEAR

•	The profitable performance of Home helps drive the revenues in DWA’s Feature Film segment 26% higher to $88 million

•	Television segment revenues more than double year-over-year to nearly $55 million

•	Adjusted(a) revenue in the New Media segment increases 103% to nearly $15 million

Glendale, California – August 4, 2015 – DreamWorks Animation SKG, Inc. (Nasdaq: DWA) today reported revenues for the quarter ended June 30, 2015 of $170.8 million, representing an increase of 39.7% from the same period in 2014. In addition, DWA reported an adjusted(b) operating loss of ($1.0) million and adjusted(b) net loss attributable to DWA of ($11.6) million or an adjusted(b) loss of ($0.13) per share. Adjusted financial results exclude a $20.9 million pre-tax charge associated with Company’s Restructuring Plan announced on January 22, 2015.

Including the impact of the Restructuring Plan, DWA reported an operating loss of ($21.8) million and reported net loss attributable to DWA of ($38.6) million, or ($0.45) per share for the quarter ended June 30, 2015. Of the restructuring-related charges totaling $20.9 million or a loss of ($0.25) per share, $2.4 million was due to employee termination and other employee-related costs, $10.9 million was related to accelerated depreciation and amortization charges associated with the closure of our Redwood City facility, and $7.6 million was primarily related to excess staffing and other costs associated with previously announced changes in the feature film slate.

“Our second quarter financial results were solid, highlighted by the theatrical success of Home and the rapid expansion of our Television and New Media businesses,” said Jeffrey Katzenberg, Chief Executive Officer of DreamWorks Animation. “The appetite for premium content across platforms continues to grow both domestically and internationally, and it’s clear DreamWorks Animation is well-positioned to capitalize on the growing demand.”

(a)	In the prior year period, the Company reported certain advertising and talent management revenues in this segment on a “gross” basis rather than on a “net” basis.
(b)	Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release

Home, which was released theatrically on March 27, 2015 has reached $177 million at the domestic box office and $207 million at the international box office to date.

Second Quarter Review:

DWA’s second quarter revenues of $170.8 million increased 39.7% versus the prior-year period primarily driven by the performance of the Feature Film, Television Series and Specials and New Media segments.

Revenues for the quarter ended June 30, 2015 from the Feature Film Segment increased to $87.8 million, up from $69.7 million in the prior-year period. Segment gross profit also increased to $31.7 million compared to $23.9 million in the same period last year.

Home contributed feature film revenue of $23.9 million in the quarter, primarily earned in the worldwide theatrical market. In addition, the film was released in the digital market on June 26, 2015 and reached an estimated 0.1 million home entertainment transactions sold worldwide, as of the end of the quarter. Subsequent to the end of the quarter, on July 28, 2015 the film was released on physical DVD and Blu-ray.

The Penguins of Madagascar contributed feature film revenue of $8.3 million in the current quarter, primarily from the worldwide home entertainment market. Through the end of the second quarter, the film reached an estimated 3.5 million home entertainment units sold worldwide, net of actual and estimated future returns.

How to Train Your Dragon 2 contributed feature film revenue of $17.9 million in the quarter, primarily from the international pay television market. Through the end of the second quarter, the film reached an estimated 8.6 million home entertainment units sold worldwide, net of actual and estimated future returns.

Mr. Peabody and Sherman contributed feature film revenue of $8.4 million in the quarter, primarily from the international pay television market. The film reached an estimated 4.0 million home entertainment units sold worldwide at the end of the second quarter, net of actual and estimated future returns.

(b)	Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release

Turbo contributed feature film revenue of $1.0 million in the current quarter. The film reached an estimated 7.2 million home entertainment units sold worldwide at the end of the second quarter, net of actual and estimated future returns.

Library titles contributed feature film revenue of $28.3 million to the quarter. Library revenues in the current quarter were driven by worldwide television and home entertainment revenues for a number of titles including The Croods, Rise of the Guardians, Madagascar 3, How to Train Your Dragon, Madagascar: Escape 2 Africa and Madagascar.

Revenues for the quarter ended June 30, 2015 from the Television Series and Specials Segment increased to $54.5 million, compared to $20.0 million during the prior-year period. The increase in revenues was attributable to a significantly higher number of episodes delivered under our episodic content licensing arrangements. Segment gross profit increased to $19.2 million in the current quarter, from $1.2 million in the same period of the prior year. The increase was primarily driven by favorable amortization rates associated with our episodic series, partially offset by higher up-front marketing costs associated with the release of our new television series. In addition, for the three months ended June 30, 2014 segment gross profit was negatively impacted by higher than expected returns of seasonal and newly-released home entertainment product, as well as increased selling costs, related to our Classic Media properties.

Revenues from the Consumer Products Segment decreased to $12.7 million in the second quarter, compared to $18.5 million in the same period last year. The prior year period benefitted from merchandise and licensing revenue associated with How to Train Your Dragon 2, which was released theatrically in June 2014. Segment revenues in the current quarter were primarily generated by licensing arrangements related to a variety of our intellectual property rights associated with the characters from our feature films. Segment gross profit decreased to $1.8 million from $7.3 million in the prior year period, largely due to higher costs incurred across a variety of segment activities.

Revenues for the quarter ended June 30, 2015 from the Company’s New Media Segment were $14.6 million compared to $11.5 million during the three months ended June 30, 2014. This increase was primarily attributable to revenue generated under new licensing agreements and the delivery of newly-created content versus the prior-year period. In the prior year period, the Company reported

(b)	Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release certain advertising and talent management revenues in this segment on a “gross” basis rather than on a “net” basis. For comparative purposes, if the New Media Segment’s revenues had been reported on a “net” basis during the quarter ended June 30, 2014, revenues for the quarter ended June 30, 2015 would reflect an increase of 103% compared with the prior-year period. Segment gross profit, which is not affected by this item, increased to $7.5 million from $2.5 million in the prior-year period, primarily due to higher revenue contributions from newly licensed content.

For the quarter ended June 30, 2015, DWA posted an adjusted(b) operating loss of ($1.0) million. The increase in revenues and segment gross profit were offset by an increase in adjusted(b) general and administrative expenses. Adjusted(b) general and administrative costs in the current quarter were largely driven by the expansion and growth of the AwesomenessTV business. Operating loss in the prior-year period included a $7.2 million benefit associated with a reduction in the fair value of the contingent consideration liability related to our acquisition of ATV. The reported operating loss for the quarter ended June 30, 2015, inclusive of restructuring-related charges, was ($21.8) million.

Adjusted(b) net loss attributable to DWA for the quarter ended June 30, 2015 was ($11.6) million, or an adjusted(b) loss of ($0.13) per share. Adjusted net loss reflects higher interest expense in the current quarter attributable to lease financing obligation associated with the Company’s headquarters, as well as a decrease in the amount of interest expense that could be capitalized. The results for the second quarter also included a provision for income taxes of $1.8 million and a $7.1 million expense related to the Company’s tax sharing agreement with a former stockholder. This aggregate expense of $8.9 million resulted in the Company’s combined effective tax rate of (29.3%) for the second quarter compared to an aggregate expense of $0.9 million, or a combined effective tax rate of (6%), in the prior-year period. Reported net loss attributable to DWA for the quarter ended June 30, 2015 was ($38.6) million, or ($0.45) per share.

Year to Date Review:

DWA’s revenues for the six months ended June 30, 2015 increased 25.2% to $337.3 million compared to $269.5 million in the prior-year period. The increase was driven by year-over-year growth in the Feature Films, Television Series and Specials and New Media segments.

(b)	Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release

Revenues for the six months ended June 30, 2015 from the Feature Film Segment increased to $215.8 million, primarily due to higher revenue from current year and prior year theatrical release categories relative to the prior-year period. Segment gross profit increased to $72.7 million for the six months ended June 30, 2015 compared to a loss of $1.5 million in the prior-year period. In the first half of 2014, DWA recorded an impairment charge of $57.1 million related to the performance of Mr. Peabody and Sherman.

Home, contributed feature film revenue of $26.9 million during the six months ended June 30, 2015, primarily from revenues earned in the worldwide theatrical market.

The Penguins of Madagascar contributed feature film revenue of $10.3 million during the first half of 2015, primarily from the home entertainment market.

How to Train Your Dragon 2 contributed feature film revenue of $59.3 million in the first six months of 2015, primarily from the film’s domestic and international pay television windows, as well as the home entertainment market.

Mr. Peabody and Sherman contributed feature film revenue of $39.9 million in the first six months of 2015, primarily from the film’s domestic and international pay television windows and the home entertainment market.

Turbo contributed feature film revenue of $13.4 million in the six months ended June 30, 2015, primarily from the international home entertainment market.

Library titles contributed feature film revenue of $66.0 million in the first half of 2015. Library revenues were driven by worldwide television and home entertainment revenues for a number of titles including Rise of the Guardians, How to Train Your Dragon, The Croods, and Madagascar 3. In addition, during the six months ended June 30, 2015, our Library benefitted from recoveries of $7.8 million from previously established home entertainment reserves related to sales through DWA’s former primary theatrical distributor.

Revenues from the Television Series and Specials Segment for the six months ending June 30, 2015 increased 91.3% to $72.5 million, due to a significantly higher number of episodes delivered under our episodic content licensing arrangements. Segment gross profit also increased to $22.6 million in the first

(b)	Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release half of 2015, up from $7.0 million in the same period of the prior year. The increase was primarily driven by favorable amortization rates associated with our episodic series relative to the prior-year period, partially offset by an increase in up-front marketing costs associated with the launch of our new television series. In addition, gross profit for the six months ended June 30, 2014 was negatively impacted by higher than expected returns of seasonal and newly-released home entertainment product, as well as increased selling costs, related to our Classic Media properties.

Revenues from the Consumer Products Segment in the first half of 2015 decreased to $27.8 million, from $30.7 million in the prior-year period. The prior-year period benefited from merchandise and licensing revenue associated with How to Train Your Dragon 2. Segment revenues for each of the six-month periods ended June 30, 2015 and 2014 were primarily driven by licensing arrangements related to a variety of intellectual property rights associated with the characters from our feature films. For the six months ended June 30, 2015, segment gross profit decreased to $8.4 million, from $13.4 million in the prior year period. The decrease was largely due to lower revenues and higher costs incurred across the segments business activities.

Revenues for the six months ended June 30, 2015 from the Company’s New Media Segment increased to $19.1 million, from $15.6 million in the prior-year period. This increase was primarily attributable to revenue generated under new licensing agreements and for the delivery of newly-created content as well as revenues generated by Big Frame, which was acquired in April 2014. In the prior year period, the Company reported certain advertising and talent management revenues in this segment on a “gross” basis rather than on a “net” basis. For comparative purposes, if the New Media Segment’s revenues had been reported on a “net” basis during the six months ended June 30, 2014, revenues for the six months ended June 30, 2015 would reflect an increase of approximately 95% compared with the prior-year period. Segment gross profit for the first half of 2015, which is not affected by this item, was $9.6 million, compared to $2.4 million during the same period last year, primarily due to higher revenue contributions from newly licensed content and improved margins on content deliveries.

For the six months ended June, 2015, DWA posted an adjusted(b) operating loss of ($4.4) million. The increase in revenues and segment gross profit was offset by an increase in adjusted(b) general and administrative expenses. Adjusted(b) general and administrative costs in the current year were largely

(b)	Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release driven by the expansion and growth of the AwesomenessTV business. The reported operating loss for the six months ended June 30, 2015, inclusive of restructuring-related charges was ($57.1) million. This compares to an operating loss of ($72.9) million in the prior-year period, which included a $4.7 million benefit associated with a reduction in the fair value of the contingent consideration liability related to our acquisition of ATV.

Adjusted(b) net loss attributable to DWA for the six months ended June 30, 2015 was ($33.5) million, or an adjusted(b) loss of ($0.40) per share. Adjusted net loss reflects higher interest expense associated with a lease financing obligation associated with the Company’s headquarters, and higher debt balances, as well as a write-off of an equity method investment in the amount of $5.1 million in other expense (net). Additionally, during the six months ended June 30, 2015 we recorded a provision for income taxes of $4.2 million and a $7.1 million expense related to the Company’s tax sharing agreement with a former stockholder. This aggregate expense of $11.3 million resulted in the Company’s combined effective tax rate of (13.5%) for the six months ended June 30, 2015, compared to an aggregate benefit of $22.5 million or a combined effective tax rate of 27.8% in the prior year period. Reported net loss attributable to DWA for the six months ended June 30, 2015 was ($93.4) million, or ($1.09) per share.

For the six months ended June 30, 2015, net cash provided by operating activities was $7.3 million, compared to net cash used in operating activities of ($66.4) million in the prior-year period. The main sources of cash from operating activities were How to Train Your Dragon 2’s worldwide home entertainment and international theatrical revenues, The Croods’ worldwide home entertainment revenues, Madagascar 3’s international television revenues, and to a lesser extent, the collection of worldwide television and home entertainment revenues from our other films. In addition, cash provided by operating activities during the six months ended June 30, 2015 benefited from a higher amount of advances received for future deliveries of content. Cash from operating activities in the six months ended June 30, 2015 included cash payments totaling $48.0 million related to the 2015 Restructuring Plan.

Also during the six months ended June 30, 2015, DWA amended its $400 million revolving credit facility, increasing the size of the committed facility to $450 million and extending the term through February 2020. DWA also entered into an agreement to sell its campus located in Glendale, California for $185.0 million and concurrently leased it back from the purchaser. Proceeds from the sale were used to repay outstanding borrowings on the Company’s revolving credit facility and for general corporate purposes.

(b)	Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release

As of June 30, 2015, DWA had $335.0 million of availability on its revolving credit facility and $122.2 million of unrestricted cash and cash equivalents on hand, bringing the Company’s total available liquidity to over $450 million.

On July 21, 2015, the original purchaser of the campus resold it for a total sale price of $215.0 million. Pursuant to a sharing agreement between the Company and such original purchaser, the Company was entitled to receive 50% of any increase in value from the original sale price of $185.0 million, net of expenses. Accordingly, the Company received approximately $14.2 million from the original purchase following such resale.

Items related to the earnings press release for the second quarter of 2015 will be discussed in more detail on the Company’s earnings conference call later today.

Conference Call Information

DreamWorks Animation will host a conference call and webcast to discuss the results on Tuesday, August 4, 2015 at 1:30pm (PT) / 4:30pm (ET). Investors can access the call by dialing (800) 230-1059 in the U.S. and (612) 234-9959 internationally and identifying “DreamWorks Animation Quarterly Earnings Call” to the operator. The call will also be available via live webcast at ir.dreamworksanimation.com.

A replay of the conference call will be available shortly after the call ends on Tuesday, August 4, 2015. To access the replay, dial (800) 475-6701 in the U.S. and (320) 365-3844 internationally and enter 363930 as the conference ID number. Both the earnings release and archived webcast will be available on the Company’s website at ir.dreamworksanimation.com.

About DreamWorks Animation

DreamWorks Animation creates high-quality entertainment, including CG-animated feature films, television specials and series and live entertainment properties, meant for audiences around the world. The Company has world-class creative talent, a strong and experienced management team and advanced filmmaking technology and techniques. All of DreamWorks Animation’s feature films are produced in 3D. The Company has theatrically released a total of 31 animated feature films, including the franchise properties of Shrek, Madagascar, Kung Fu Panda, How to Train Your Dragon, Puss In Boots, and The Croods.

(b)	Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release

Contact:
Investors: Jennifer DiGrazia DreamWorks Animation Investor Relations (818) 695-3384 Jennifer.Digrazia@dreamworks.com	Press: Dan Berger DreamWorks Animation Public Relations (818) 695-4747 Dan.Berger@dreamworks.com

Matt Lifson DreamWorks Animation Public Relations (818) 695-6576 Matt.Lifson@dreamworks.com

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films and other projects, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature projects, the release dates for the projects described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

(b)	Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release

DREAMWORKS ANIMATION SKG, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
	2015	2014
	(in thousands, except par value and share amounts)
Assets
Cash and cash equivalents	$122,202	$34,227
Restricted cash	7,991	25,244
Trade accounts receivable, net of allowance for doubtful accounts	176,201	160,379
Receivables from distributors, net of allowance for doubtful accounts	216,151	271,256
Film and other inventory costs, net	847,379	827,890
Prepaid expenses	43,492	17,555
Other assets	51,391	40,408
Investments in unconsolidated entities	27,426	35,330
Property, plant and equipment, net of accumulated depreciation and amortization	148,768	180,607
Intangible assets, net of accumulated amortization	179,341	186,141
Goodwill	190,668	190,668

Total assets	$2,011,010	$1,969,705

Liabilities and Equity
Liabilities:
Accounts payable	$16,640	$9,031
Accrued liabilities	161,133	190,217
Payable to former stockholder	10,224	10,455
Deferred revenue and other advances	80,075	33,895
Revolving credit facility	115,000	215,000
Lease financing obligation	183,601	—
Senior unsecured notes	300,000	300,000
Deferred taxes, net	17,976	16,709

Total liabilities	884,649	775,307
Commitments and contingencies
Equity:
DreamWorks Animation SKG, Inc. Stockholders’ Equity:
Class A common stock, par value $0.01 per share, 350,000,000 shares authorized, 106,021,861 and 105,718,014 shares issued, as of June 30, 2015 and December 31, 2014, respectively	1,060	1,057
Class B common stock, par value $0.01 per share, 150,000,000 shares authorized, 7,838,731 shares issued and outstanding, as of June 30, 2015 and December 31, 2014	78	78
Additional paid-in capital	1,188,532	1,172,806
Accumulated other comprehensive loss	(1,785)	(1,827)
Retained earnings	669,424	762,784
Less: Class A Treasury common stock, at cost, 28,061,010 and 27,884,524 shares, as of June 30, 2015 and December 31, 2014, respectively	(781,607)	(778,541)

Total DreamWorks Animation SKG, Inc. stockholders’ equity	1,075,702	1,156,357
Non-controlling interests	50,659	38,041

Total equity	1,126,361	1,194,398

Total liabilities and equity	$2,011,010	$1,969,705

DREAMWORKS ANIMATION SKG, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(in thousands, except per share amounts)
Revenues	$170,782	$122,277	$337,312	$269,518

Operating expenses (income):
Costs of revenues	99,939	75,617	206,104	232,015
Selling and marketing	12,077	13,282	20,552	19,544
General and administrative	80,736	53,228	169,878	98,436
Product development	1,592	611	1,924	1,151
Change in fair value of contingent consideration	—	(7,220)	—	(4,720)
Other operating income	(1,719)	(2,317)	(4,000)	(3,989)

Operating loss	(21,843)	(10,924)	(57,146)	(72,919)

Non-operating income (expense):
Interest expense, net	(7,564)	(2,484)	(13,898)	(4,257)
Other income (expense), net	2,001	1,853	(3,465)	3,071
(Increase) decrease in income tax benefit payable to former stockholder	(7,096)	1,695	(7,121)	2,622

Loss before loss from equity method investees and income taxes	(34,502)	(9,860)	(81,630)	(71,483)

Loss from equity method investees	2,775	3,467	9,137	6,727

Loss before income taxes	(37,277)	(13,327)	(90,767)	(78,210)
Provision (benefit) for income taxes	1,762	2,601	4,162	(19,866)

Net loss	(39,039)	(15,928)	(94,929)	(58,344)
Less: Net loss attributable to non-controlling interests	(456)	(541)	(1,569)	(21)

Net loss attributable to DreamWorks Animation SKG, Inc.	$(38,583)	$(15,387)	$(93,360)	$(58,323)

Net loss per share of common stock attributable to DreamWorks Animation SKG, Inc.
Basic and diluted net loss per share	$(0.45)	$(0.18)	$(1.09)	$(0.69)
Shares used in computing net loss per share
Basic and diluted	85,732	84,554	85,674	84,520

DREAMWORKS ANIMATION SKG, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2015	2014
	(in thousands)
Operating activities
Net loss	$(94,929)	$(58,344)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization and write-off of film and other inventory costs	182,239	206,493
Other impairments and write-offs	5,064	—
Amortization of intangible assets	7,049	6,436
Depreciation and amortization	20,957	2,349
Amortization of deferred financing costs	1,200	550
Stock-based compensation expense	10,727	8,421
Change in fair value of contingent consideration	—	(4,720)
Revenue earned against deferred revenue and other advances	(35,608)	(32,584)
Income related to investment contributions	(4,000)	(3,989)
Loss from equity method investees	9,137	6,727
Deferred taxes, net	1,267	(26,590)
Changes in operating assets and liabilities, net of the effects of acquisitions:
Restricted cash	17,252	—
Trade accounts receivable	(18,989)	(15,691)
Receivables from distributors	53,169	70,315
Film and other inventory costs	(179,791)	(236,376)
Prepaid expenses and other assets	(37,656)	(14,412)
Accounts payable and accrued liabilities	(23,547)	(38,113)
Payable to former stockholder	(231)	(615)
Income taxes payable/receivable, net	107	7,353
Deferred revenue and other advances	93,924	56,355

Net cash provided by (used in) operating activities	7,341	(66,435)

Investing activities
Investments in unconsolidated entities	(2,298)	(13,365)
Purchases of property, plant and equipment	(4,595)	(17,653)
Acquisitions of character and distribution rights	—	(51,000)
Acquisitions, net of cash acquired	—	(12,605)

Net cash used in investing activities	(6,893)	(94,623)

Financing activities
Proceeds from stock option exercises	—	261
Deferred financing costs	(6,286)	—
Purchase of treasury stock	(3,066)	(1,956)
Contingent consideration payment	(335)	—
Borrowings from revolving credit facility	385,405	110,000
Repayments of borrowings from revolving credit facility	(485,405)	(10,000)
Proceeds from lease financing obligation	185,000	—
Repayments of lease financing obligation	(1,399)	—
Capital contribution from non-controlling interest holder	15,000	—
Distributions to non-controlling interest holder	(813)	—

Net cash provided by financing activities	88,101	98,305

Effect of exchange rate changes on cash and cash equivalents	(574)	(518)

Increase (decrease) in cash and cash equivalents	87,975	(63,271)
Cash and cash equivalents at beginning of period	34,227	95,467

Cash and cash equivalents at end of period	$122,202	$32,196

DREAMWORKS ANIMATION SKG, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS - (continued)

(Unaudited)

	Six Months Ended June 30,
	2015	2014
	(in thousands)
Non-cash investing activities:
Intellectual property and technology licenses granted in exchange for equity interest	$3,945	$3,395
Services provided in exchange for equity interest	55	600

Total non-cash investing activities	$4,000	$3,995

Supplemental disclosure of cash flow information:
Cash paid (refunded) during the period for income taxes, net	$2,897	$(608)

Cash paid during the period for interest, net of amounts capitalized	$14,675	$5,273

Non-GAAP Measures

In addition to the financial results reported in accordance with U.S. GAAP, we have provided the following non-GAAP measures: Adjusted Income/Loss and Adjusted EBITDA (collectively, “non-GAAP measures”). Adjusted Income/Loss and Adjusted EBITDA are not prepared in accordance with U.S. GAAP. We believe the use of these non-GAAP measures on a consolidated basis assists investors in comparing our ongoing operating performance between periods. Adjusted Income/Loss and Adjusted EBITDA provide a supplemental presentation of our operating performance and generally reflect adjustments for unusual or non-operational activities. We may not calculate Adjusted Income/Loss or Adjusted EBITDA in a manner consistent with the methodologies used by other companies. Adjusted Income/Loss and Adjusted EBITDA (a) do not represent our operating income or cash flows from operating activities as defined by U.S. GAAP; (b) in the case of Adjusted EBITDA, does not include all of the adjustments used to compute consolidated cash flow for purposes of the covenants applicable to the Company’s 6.875% Senior Notes due 2020 (the “Notes”); (c) are not necessarily indicative of cash available to fund our cash flow needs; and (d) should not be considered alternatives to net income, operating income, cash provided by operating activities or our other financial information as determined under U.S. GAAP. Our presentation of Adjusted Income/Loss and Adjusted EBITDA measures should not be construed as an implication that our future results will be unaffected by unusual items.

Adjusted Income / Loss Measures

On January 22, 2015, the Company announced its restructuring initiatives (the “2015 Restructuring Plan”) that are intended to refocus the Company’s core feature animation business. In connection with the 2015 Restructuring Plan, the Company made changes in its senior leadership team and also made changes based on its reevaluation of the Company’s feature film slate. The Company evaluates operating performance to exclude the effects of the charges related to the execution of the 2015 Restructuring Plan as it believes the restructuring-related charges do not correlate with the ongoing operating results of the Company’s business and were charges that resulted from significant decisions that were made in order to refocus the Company. As a result, the Company believes that presenting the Company’s Adjusted Operating Income/Loss, Adjusted Net Income/Loss Attributable to DWA and Adjusted Diluted Income/Loss per share (collectively, “Adjusted Income/Loss Measures”) will aid investors in evaluating the performance of the Company. The Company defines Adjusted Income/Loss Measures as net earnings (loss) adjusted to exclude the items within its Consolidated Statements of Operations that relate to its 2015 Restructuring Plan (as discussed further in the footnotes to the tables below).

The Company uses these Adjusted Income/Loss Measures to, among other things, evaluate the Company’s operating performance. These measures are among the primary measures used by management for planning and forecasting of future periods, and they are important indicators of the Company’s operational strength and business performance because they provide a link between profitability and operating cash flow. The Company believes these measures are relevant and useful for investors because they allow investors to view performance in a manner similar to the method used by the Company’s management and help improve investors’ understanding of the Company’s operating performance. In addition, the Company believes that these are among the primary measures used externally by the Company’s investors, analysts and industry peers for purposes of valuation and for the comparison of the Company’s operating performance to other companies in its industry.

Adjusted Income/Loss Measures Reconciliation

The following is a reconciliation of each of the Company’s GAAP measures (operating income/loss, net income/loss attributable to DreamWorks Animation SKG, Inc. and loss (or diluted earnings) per share) to the non-GAAP adjusted amounts. In addition, following this table is an additional reconciliation for adjusted general and administrative expense, which is a component of the Adjusted Income/Loss Measures.

DREAMWORKS ANIMATION SKG, INC.

ADJUSTED INCOME/LOSS RECONCILIATIONS

(Unaudited)

	Three Months Ended June 30, 2015	Six Months Ended June 30, 2015
	(in thousands, except per share amounts)
Operating loss - as reported	$(21,843)	$(57,146)

Reverse 2015 Restructuring Plan charges:
Employee-related termination costs(1)	560	5,147
Relocation and other employee-related costs(2)	1,885	3,381
Accelerated depreciation and amortization charges(3)	10,853	20,132
Additional labor and other excess costs(4)	7,591	24,100

Total restructuring-related charges	20,889	52,760

Adjusted operating loss	$(954)	$(4,386)

Net loss attributable to DreamWorks Animation SKG, Inc. - as reported	$(38,583)	$(93,360)

Reverse 2015 Restructuring Plan charges:
Employee-related termination costs(1)	560	5,147
Relocation and other employee-related costs(2)	1,885	3,381
Accelerated depreciation and amortization charges(3)	10,853	20,132
Additional labor and other excess costs(4)	7,591	24,100

Total restructuring-related charges	20,889	52,760

Tax impact(5)	6,120	7,123

Adjusted net loss attributable to DreamWorks Animation SKG, Inc.	$(11,574)	$(33,477)

Loss per share - as reported	$(0.45)	$(1.09)

Reverse 2015 Restructuring Plan charges:
Employee-related termination costs(1)	0.01	0.06
Relocation and other employee-related costs(2)	0.02	0.04
Accelerated depreciation and amortization charges(3)	0.13	0.23
Additional labor and other excess costs(4)	0.09	0.28

Total restructuring-related charges	0.25	0.61

Tax impact(5)	0.07	0.08

Adjusted loss per share	$(0.13)	$(0.40)

DREAMWORKS ANIMATION SKG, INC.

ADJUSTED EXPENSE RECONCILIATION

(Unaudited)

	Three Months Ended	Six Months Ended
	June 30, 2015	June 30, 2015
	(in thousands)
General and administrative - as reported	$80,736	$169,878

Reverse 2015 Restructuring Plan charges:
Employee-related termination costs(1)	(560)	(5,147)
Relocation and other employee-related costs(2)	(1,885)	(3,381)
Accelerated depreciation and amortization charges(3)	(10,853)	(20,132)
Additional labor and other excess costs(4)	(7,591)	(24,100)

Total restructuring-related charges	(20,889)	(52,760)

Adjusted general and administrative	$59,847	$117,118

(1)	Employee-related termination costs. Employee-related termination costs consist of severance and benefits (including stock-based compensation) attributable to employees that were terminated in connection with the 2015 Restructuring Plan.
(2)	Relocation and other employee-related costs. Relocation and other employee-related costs primarily consist of costs to relocate employees from our Northern California facility to our Southern California facility.
(3)	Accelerated depreciation and amortization charges. Accelerated depreciation and amortization charges consist of the incremental charges we incurred as a result of shortened estimated useful lives of certain property, plant and equipment due to the decision to exit our Northern California facility.
(4)	Additional labor and other excess costs. Additional labor consists of costs related to excess staffing in order to execute the restructuring plans specifically related to changes in the feature film slate. These additional labor costs are incremental to our normal operating charges and are expensed as incurred. Other excess costs are those due to the closure of our Northern California facility and primarily relate to costs that we incurred to continue to operate the facility until we exit the facility.
(5)	Tax Impact. The tax impact of the non-GAAP adjustments is calculated at the Company’s combined effective tax rate of (29.3)% and (13.5)% for the three and six months ended June 30, 2015, respectively.

Adjusted EBITDA

In connection with our issuance of the Notes on August 14, 2013, we began to use Adjusted EBITDA to provide investors with a measure of our ability to make our interest payments on the Notes. We define Adjusted EBITDA as net income before provision for income taxes, loss from equity method investees, increase/decrease in income tax benefit payable to former stockholder, other income (net), interest income (net), other non-cash operating income, depreciation and amortization, stock-based compensation expense, impairments and other charges and certain components of amortization of film and other inventory costs (refer to the reconciliation below). Although the indenture governing the Notes does not include covenants based on Adjusted EBITDA, we believe our investors and noteholders use Adjusted EBITDA as one indicator of our ability to comply with our debt covenants as it is similar to the consolidated cash flow measure described in the indenture (refer to our Current Report on Form 8-K filed on August 14, 2013). Although consolidated cash flow is not a financial covenant under the indenture, it is a measure that is used to determine our ability to make certain restricted payments and incur additional indebtedness in accordance with the terms of the indenture.

Adjusted EBITDA Reconciliation

We believe that net income is the most directly comparable U.S. GAAP measure to Adjusted EBITDA. Accordingly, the table below presents a reconciliation of net income (or loss) to Adjusted EBITDA. The reconciliation also includes a further reconciliation of Adjusted EBITDA to exclude the charges associated with the 2015 Restructuring Plan (as described above). Lastly, as Adjusted EBITDA is also used as a liquidity measure, the table also presents a reconciliation of Adjusted EBITDA to cash flow provided by (used in) operating activities.

DREAMWORKS ANIMATION SKG, INC.

ADJUSTED EBITDA RECONCILIATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(in thousands)
Reconciliation of Net Loss to Adjusted EBITDA:

Net loss	$(39,039)	$(15,928)	$(94,929)	$(58,344)
Provision (benefit) for income taxes	1,762	2,601	4,162	(19,866)
Loss from equity method investees	2,775	3,467	9,137	6,727
Increase/decrease in income tax benefit payable to former stockholder	7,096	(1,695)	7,121	(2,622)
Other income/expense, net	(2,001)	(1,853)	3,465	(3,071)
Interest expense, net	7,564	2,484	13,898	4,257

Operating loss	(21,843)	(10,924)	(57,146)	(72,919)
Income related to investment contributions	(1,719)	(2,317)	(4,000)	(3,989)
Amounts included in amortization of film and other inventory costs(1)	9,655	5,245	22,133	14,066
Film impairments	—	—	933	57,074
Depreciation and amortization(2)	10,655	4,450	28,006	8,685
Stock-based compensation expense	6,328	3,112	10,727	8,421

Adjusted EBITDA	$3,076	$(434)	$653	$11,338

Reconciliation of Adjusted EBITDA to exclude 2015 Restructuring Plan:

Reverse 2015 Restructuring Plan charges(4):
Employee-related termination costs	$560	$—	$5,147	$—
Relocation and other employee-related costs	1,885	—	3,381	—
Accelerated depreciation and amortization charges	10,853	—	20,132	—
Additional labor and other excess costs	7,591	—	24,100	—

Total restructuring-related charges	20,889	—	52,760	—

Adjusted EBITDA (excluding 2015 Restructuring Plan)	$23,965	$(434)	$53,413	$11,338

Reconciliation of Adjusted EBITDA to Cash Provided by (Used in) Operating Activities:

Adjusted EBITDA	$3,076	$(434)	$653	$11,338
Amortization and write-off of film and other inventory costs(3)	79,232	55,836	159,173	135,353
Revenue earned against deferred revenue and other advances	(19,139)	(16,396)	(35,608)	(32,584)
Change in fair value of contingent consideration	—	(7,220)	—	(4,720)
Other income/expense, net	2,001	1,853	(3,465)	3,071
Other impairments and write-offs	—	—	5,064	—
Interest expense, net	(7,564)	(2,484)	(13,898)	(4,257)
Net (payments of) refund from income taxes and stockholder payable	(1,448)	1,101	(10,241)	2,599
Changes in certain operating asset and liability accounts	(50,379)	(86,204)	(94,337)	(177,235)

Cash provided by (used in) operating activities	$5,779	$(53,948)	$7,341	$(66,435)

(1)	Amortization and write-offs of film and other inventory costs in any period include depreciation and amortization, interest expense and stock-based compensation expense that were capitalized as part of film and other inventory costs in the period that those charges were incurred. For purposes of Adjusted EBITDA, we add back the portion of amortization and write-offs of film and other inventory costs that represents amounts previously capitalized as depreciation and amortization, interest expense and stock-based compensation expense.
(2)	Includes those amounts pertaining to the amortization of intangible assets that are classified within costs of revenues.
(3)	Represents the remaining portion of amortization and write-off of film and other inventory costs not already included in Adjusted EBITDA (refer to reconciliation of net income (or loss) to Adjusted EBITDA).
(4)	Refer to footnotes in the Adjusted Income/Loss Measures Reconciliation section for a description of these adjustments.